UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD

Specialized Disclosure Report
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Omnicell, Inc.
(Exact name of the registrant as specified in its charter)
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DELAWARE	000-33043	94-3166458
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

590 East Middlefield Road, Mountain View, California	94043
(Address of Principal Executive Offices)	(Zip Code)

Peter Kuipers	(650) 251-6100
(Name and telephone number, including area code, of the person to contact in connection with this report.)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2017 to December 31, 2017.

Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
This Specialized Disclosure Report on Form SD (the “Form SD”) of Omnicell, Inc. (“Omnicell” or the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2017 to December 1, 2017.

A copy of Omnicell’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, is hereby incorporated by reference herein, and is publicly available on the Company’s website, http://ir.omnicell.com/sec.cfm.

Item 1.02 Exhibit
As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 - Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit No.	Description
1.01	Conflict Minerals Report of Omnicell, Inc. for the reporting period from January 1, 2017 to December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Omnicell, Inc.
(Registrant)

By: /s/ Peter J. Kuipers	May 30, 2018
Peter J. Kuipers, Executive Vice President & Chief Financial Officer	(Date)